Exhibit 99.1

For immediate release:

Redding Bancorp, Parent Company of Redding Bank of Commerce Declares Cash Dividend

REDDING, California, September 19, 2002/ PRNewswire— Michael C. Mayer, President & CEO of Redding Bancorp (OTCBB: RDDB), a $378 million financial services holding company, and parent company of Redding Bank of Commerce today declared a cash dividend of $0.65 per share. This dividend represents the fourteenth consecutive year that a cash dividend has been paid.

The cash dividend will be paid on October 22, 2002 — to shareholders of record as of October 1, 2002.

Redding Bancorp, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce and Roseville Bank of Commerce, a division of Redding Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. The Company operates two full-service banking offices of Redding Bank of Commerce in Redding, California and one full-service banking office of Roseville Bank of Commerce, a division of the bank in Roseville and a focused-deposit service banking office Citrus Heights, California.

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